Exhibit 13(a)(4)

Proxy Voting Policy

Allianz Global Investors U.S. LLC (“AllianzGI US”) Proxy Voting Statement

AllianzGI US’s Global Corporate Governance Guidelines and Proxy Voting Policy (together the “Proxy Guidelines”) are reasonably designed to ensure that AllianzGI US is voting in the best interest of its clients and in compliance with Rule 206(4)-6 of the Advisers Act, other applicable SEC rules and AllianzGI US’s fiduciary responsibilities. For the purpose of voting proxies for all accounts of AllianzGI US, AllianzGI US uses the services of its affiliate, Allianz Global Investors GmbH (“AllianzGI GmbH”). The employees of AllianzGI GmbH who provide proxy voting services to AllianzGI US are considered “associated persons” as that term is defined in the Advisers Act. Each proxy is voted on an individual basis taking into consideration any relevant contractual obligations as well as other relevant facts and circumstances. AllianzGI US votes proxies as part of its discretionary authority to manage, acquire, and dispose of client accounts, unless the client has explicitly reserved that authority for itself or a third party. When voting proxies, AllianzGI US seeks to make voting decisions solely in the best interests of its clients and to enhance the economic value of the underlying portfolio securities held in its clients’ accounts. AllianzGI US will not be responsible for voting of proxies that AllianzGI US has not been notified of on a timely basis by the client’s custodian.

In certain circumstances, a client may request in writing that AllianzGI US vote proxies for its account in accordance with a set of guidelines which differs from the Proxy Guidelines. For example, a client may wish to have proxies voted for its account in accordance with the Taft-Hartley proxy voting guidelines. In that case, AllianzGI US will vote the shares held by such client accounts in accordance with their direction, which may be different from the vote cast for shares held on behalf of other client accounts that vote in accordance with the Proxy Guidelines.

The Proxy Guidelines set forth the general standards and guidelines for proxy voting where AllianzGI US has the authority to vote its clients’ proxies with respect to portfolio securities held in the accounts of its clients for whom it provides discretionary investment management services AllianzGI US may abstain from voting a proxy under the following circumstances and certain other circumstances as described in AllianzGI US procedures, for example, in cases:

•	When the voting of proxies are subject to “share-blocking” restrictions;
•	When securities are on loan under securities lending arrangements;
•	When voting the proxy would unduly impair the investment management process; or
•	When the cost of voting the proxies outweighs the benefits or is otherwise impractical.

AllianzGI US has retained an unaffiliated third party service proxy research and voting service provider to assist it in the researching and voting proxies.

In some cases a portfolio manager, research analyst or proxy analyst from the Global Environmental, Social and Governance (“ESG”) team may propose to override a policy recommendation made by the Proxy Voting Service. In such cases, AllianzGI will review the proxy to determine whether there is a material conflict between the interests of AllianzGI (including the employee proposing the vote) and the interests of AllianzGI’s clients. If a material conflict does exist, AllianzGI will seek to address the conflict in good faith and in the best interests of the applicable client accounts.

With respect to Allianz Capital Partners of America LLC, proxy voting services are provided by affiliates of Allianz Capital Partners of America LCC.

Policy Standards

•	AllianzGI US has established and implemented Proxy Guidelines that (i) are reasonably designed to ensure that AllianzGI US votes each client’s proxies in that client’s best interest; (ii) include procedures to identify and address material conflicts of interest that may arise between AllianzGI US and clients; (iii) describe how proxies will be voted or the factors that will be taken into account; and (iv) otherwise comply with Rule 206(4)-6 under the Advisers Act.
•	AllianzGI US is responsible for conducting and providing oversight of proxy voting decisions to ensure that voting is done in accordance with the Proxy Guidelines;
•	AllianzGI US has established a Proxy Committee responsible for implementing the Proxy Guidelines and addressing proxy voting conflicts and other issues that may arise.
•	For any material conflict of interest that arises between AllianzGI US’s interests and a client’s interests, votes will only be cast in the best interest of the client, regardless of the situation.
•	AllianzGI US must clearly establish in the investment management agreement or by other written means that AllianzGI US votes proxies as part of its authority to manage, acquire, and dispose of account assets, unless the client explicitly reserves that authority for itself or a third party;
•	AllianzGI US discloses a summary of the proxy voting policies and procedures to clients and Fund shareholders;
•	AllianzGI US informs clients and Fund shareholders how they can obtain information from AllianzGI US on how their securities were voted and provides clients access to AllianzGI US Proxy Guidelines and applicable voting records upon request;
•	AllianzGI US maintains the required proxy voting books and records pursuant to Rule 204-2 under the Advisers Act; and
•	AllianzGI US has procedures to assist with timely filings with the SEC regarding proxy voting including, if applicable, Form N-PX. In accordance with Section 30 of the Investment Company Act and Rule 30b1-4 there under, AllianzGI US will file Forms N-PX on behalf of its proprietary funds.